PLAN AND AGREEMENT OF MERGER

     THIS PLAN AND AGREEMENT OF MERGER (this "Agreement") made and entered into this ___ day of _______________________, 2001, by and between ADZONE
INTERACTIVE, INC., a New York corporation ("AdZone"), and EXECUTIVE HELP SERVICES, INC., a Delaware corporation ("Executive Help");

                                    RECITALS

          A. WHEREAS, AdZone is a corporation duly organized and existing under the laws of the State of New York;

          B. WHEREAS, Executive Help is a corporation duly organized and existing under the laws of the State of Delaware;

          C. WHEREAS, ont the date of this Agreement, AdZone has authority to issue ______ shares of Common Stock, ______ par value (the "AdZone Common Stock"), of which ______ shares are issued and outstanding;

          D. WHEREAS, on the date of this Agreement, Executive Help has authority to issue one hundred million (100,000,000) shares of common stock, $0.001 par value (the "Executive Help Common Stock"), of which 9,896,000 shares of are issued and outstanding and 20,000,000 shares of preferred stock, $0.001 par value (the "Executive Help Preferred Stock"), of which no shares are outstanding;

          E. WHEREAS, the respective Boards of Directors of Executive Help and AdZone deem it advisable and in the best interests of the corporations' respective shareholders that AdZone be acquired by Executive Help through a merger ("Merger") of AdZone and Executive Help, who shall acquire all of the business, assets and goodwill, subject to the liabilities, of AdZone and that shares of AdZone Common Stock shall be converted to shares of Executive Help Common Stock on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual warranties and covenants set forth herein, the parties hereto agree as follows:

                                    AGREEMENT

1.   Merger of AdZone into Executive Help.
--   -------------------------------------

     1.1. Merger of AdZone with and into Executive Help. Executive Help and AdZone hereby adopt the plan of reorganization encompassed by this Agreement and hereby agree that AdZone shall merge with and into Executive Help on the terms and conditions set forth herein. AdZone will, upon the filing of the Certificate of Merger contemplated by Section 252 of the

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General  Corporation Law of the State of Delaware (the "Effective Date"),  merge with and into Executive Help, and thereafter the separate existence of AdZone will cease. As of the Effective Date, Executive Help shall succeed to all of the rights, privileges, powers and property, including, without limitation, all rights, privileges, franchises, patents, trademarks, licenses, registrations, bank accounts, contracts, patents, copyrights and other assets of every kind and description of AdZone, and Executive Help shall assume all of the obligations and liabilities of AdZone, excepting and excluding, (i) the minute books and stock records of AdZone insofar as they relate solely to its organization and capitalization, and (ii) the rights of AdZone arising out of this Agreement. The Merger will occur in accordance with the General Corporation Law of the State of Delaware.

     1.2. Pending and Subsequent Actions. AdZone will cooperate, and will cause its officers, directors and other employees to cooperate, with Executive Help on and after the Effective Date (i) in effecting the collection of all receivables and other items owing to AdZone and (ii) in prosecuting claims and furnishing information, testimony and other assistance in connection with all actions, proceedings, arrangements or disputes based upon contracts, arrangements or acts of AdZone which were in effect or which occurred on or prior to the Merger.

     1.3 Initial Board of Directors of Merged Entity. Upon the closing of this Agreement (closing shall mean the execution of this Plan and Agreement of Merger), and for the first thirty-six (36) months thereafter, the board of directors of the merged entity shall consist of three (3) members designated by the shareholders of AdZone and two (2) members designated by the shareholders of Executive Help. The proposed initial directors shall be Charles Cardona, John Cardona, and Warren Hamburger (designated by AdZone's shareholders) and Russell Ivy and Terry Neild (designated by Executive Help's shareholders).

2.   Delivery of Executive  Help Common Stock and Assumption  of Liabilities  by
--   ---------------------  --------------------------------  --------------  --
     Executive Help.
     ---------------

     2.1. Conversion of Stock. Effective as of the Effective Date, each stock certificate representing shares of AdZone Common Stock, along with any and all accrued and unpaid dividend rights with respect thereto, shall be deemed to represent the respective numbers of shares of Executive Help Common Stock, and each right to purchase shares of AdZone Common Stock (including employee stock options) shall be deemed to represent a right to purchase the respective number of shares of Executive Help Common Stock, in each case as is determined by the formula set forth in Section 2.2.

     2.2. Issuance and Delivery of Executive Help Common Stock. Upon surrender of certificates representing AdZone Common Stock, Executive Help will issue and deliver as provided in Section 2.3 certificates representing a number of whole shares of its Common Stock as follows:

     a. Executive Help will issue and deliver eighteen million (18,000,000) shares of its common stock to the current shareholders of AdZone upon closing of this merger agreement.

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     b.   After  closing  of the  merger,  the total  number  of  voting  shares outstanding will not exceed 27.9 million.

Fractional shares of Executive Help Common Stock shall not be issued, but their cash value, as determined in good faith by the board of directors of Executive Help, shall be paid for the fractional shares.

     2.3. Surrender and Conversion of AdZone Share Certificates. All persons holding shares of AdZone Common Stock shall surrender the certificates representing the shares of AdZone Common Stock, either by certified mail, return receipt requested, or in person to: AdZone Interactive, Inc., 211 Roanoke
Avenue, Riverhead, New York, 11901, or such other location as AdZone shall advise such holders in writing. Upon receipt of the surrendered share certificate of AdZone Common Stock, a replacement certificate reflecting shares of Executive Help Common Stock as set forth in Paragraph 2.2 hereof shall be issued and caused to be delivered in accordance with this Agreement. Notwithstanding proposed exchanges of certificates, each certificate representing shares of AdZone Common Stock not physically surrendered pursuant to this section shall be deemed to represent shares of Executive Help Common Stock as outlined in section 2.2 above.

     2.4. Employee Plans.

          2.4.1. Stock Option Plans. Executive Help shall assume each option to purchase shares of AdZone's Common Stock ("AdZone Options") outstanding at the Effective Date and each AdZone Option shall thereafter be exercisable for a number of shares of Executive Help Common Stock equal to the number of shares of AdZone Common Stock subject to such option immediately prior to the Effective Date. The exercise price per share of Executive Help Common Stock for such AdZone Option so assumed shall be the exercise price per share specified in such AdZone Option. Each of the assumed AdZone Options shall be continued upon the same terms and conditions as were applicable prior the assumption, except for the adjustments contemplated immediately above.

          2.4.2. Employment Agreements. As of the Effective Date, Executive Help will adopt as employer mutatis mutandis all employment agreements and employment, salary and fringe benefit arrangements and obligations of AdZone.

          2.4.3. Other Agreements. As of the Effective Date, Executive Help will assume mutatis mutandis any and all agreements of AdZone, and agrees to be bound by the terms and conditions of each such agreement. Those agreements are attached as Exhibit A.

     3. Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, shares of AdZone's Common Stock that are issued and outstanding immediately prior to the Effective Date and that are held by stockholders who have not voted such shares in favor of the Merger and who have delivered a written demand for appraisal of such shares in the manner

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provided in Section 623 of the New York Consolidated Laws ("Dissenting  Shares")
shall have no right to receive any cash payment unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to appraisal and payment under New York and Delaware Law. If such holder shall have so failed to perfect, or shall have effectively withdrawn or lost such right, such holder's shares of AdZone's Common Stock shall thereupon be deemed to have been canceled and converted at the Effective Date, and each such share shall represent the right to receive the appropriate cash payment based upon the applicable exchange rate. AdZone shall give Executive Help prompt notice of any demands received by AdZone for appraisal of its shares.

4.   Representations and Warranties of AdZone. AdZone represents and warrants to
--   ---------------------------------------------------------------------------
     Executive Help as follows:
     --------------------------

     4.1. Corporate Organization. AdZone is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and is duly qualified to do business as a foreign corporation in each other jurisdiction in which the failure to so qualify would have a material adverse effect on its business as presently conducted and as proposed to be conducted.

     4.2. Validity of Transaction. AdZone has full right, power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by AdZone and constitutes the valid and legally binding obligation of AdZone.

     4.3. Capitalization. Immediately prior to the Effective Date, the authorized capital stock of AdZone shall consist solely of ______ shares of Common Stock, of which ______ shares will be issued and outstanding and ______ shares will be reserved for issuance to employees, directors and consultants, upon exercise of stock options. Except for the shares reserved for issuance as described above, AdZone has no agreement or understanding to issue any capital stock.

     4.4. Litigation. AdZone is not a party to any litigation or any governmental proceeding and, to the best of its knowledge, there is no valid basis for any such litigation or proceeding. There is no judgment or order of any court or governmental authority in effect against AdZone.

     5. Representations and Warranties of Executive Help. Executive Help represents and warrants to AdZone as follows:

     5.1. Corporate Organization. Executive Help is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business as a foreign corporation in each other jurisdiction in which the failure to so qualify would have a material adverse effect on its business as presently conducted and as proposed to be conducted.

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     5.2.  Validity of  Transaction.  Executive  Help has full right,  power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Executive Help and constitutes the valid and legally binding obligation of Executive Help.

     5.3. Capitalization. Immediately prior to the Effective Date, the authorized capital stock of Executive Help shall consist solely of one hundred million (100,000,000) shares of Common Stock, $0.001 par value and 20,000,000 shares of Preferred Stock, $0.001 par value.

     5.4. Litigation. Executive Help is not a party to any litigation or any governmental proceeding and, to the best of its knowledge, there is no valid basis for any such litigation or proceeding. There is no judgment or order of any court or governmental authority in effect against Executive Help.

6.  Conditions  Precedent to Executive  Help's  Obligations to Close.
--  ----------  ----------------------  ------  ---------------------

     Executive Help's obligation to consummate the Merger is subject to the satisfaction, on or before the closing, of the following conditions:

          (a) Performance of Acts and Undertakings of AdZone. Each of the acts and undertakings of AdZone to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed.

          (b) Certified Resolutions. AdZone shall have furnished Executive Help with a copy, certified by AdZone's secretary, of (1) a resolution or resolutions duly adopted by AdZone's board of directors authorizing and approving this Agreement and directing that it be submitted to a vote of AdZone's shareholders, and (2) a resolution or resolutions adopting this Plan and Agreement of Merger, duly approved by the holders of at least a majority of the total number of outstanding shares of common stock of AdZone.

          (c) Continued Accuracy of AdZone's Representations and Warranties. All of the representations and warranties of AdZone contained in this Agreement and in the Schedules furnished pursuant to paragraph 8 shall be true in every respect on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of that date; and Executive Help shall have received at the closing a certificate, dated the Closing Date and executed by the president or a vice president of AdZone, containing a representation and warranty to that effect.

          (d) Opinion of AdZone's Counsel Required. AdZone shall have furnished Executive Help with a favorable opinion of Bruce S. Bandes, counsel for AdZone, dated the Closing Date, substantially in the form attached hereto as Exhibit B. In addition to matters specified in the form, the opinion shall include such other matters incident to the contemplated transactions as are reasonably requested by Executive Help or its counsel.

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          (e) Opinion to Executive Help of Executive  Help's Counsel.  Executive
     Help shall have received the opinion of its counsel to the effect that the transactions contemplated by this Agreement will not violate any federal statute or any court decree or order, and that all legal matters relating to the consummation of the transactions contemplated by this Agreement have been or will be completed to the satisfaction of Executive Help's counsel in all material respects.

          (f) Approvals From Authorities. Executive Help shall have received, or shall have satisfied itself that it will receive, in form satisfactory to Executive Help, all necessary approvals of the transactions contemplated by this Agreement from authorities having any jurisdiction over the business of AdZone of any AdZone Subsidiary, so that AdZone and AdZone Subsidiaries may continue to carry on their business as presently conducted after consummation of the Merger; and no such approval shall have been withdrawn or suspended.

          (g) Consents. All consents of other parties (if applicable) to the mortgages, notes, leases, franchises, agreements, licenses, and permits of AdZone or any AdZone Subsidiary necessary to permit consummation of the Merger shall have been obtained.

          (h) Adoption of Merger by Shareholders. At least a majority of the outstanding shares of AdZone Common Stock shall have been voted for the adoption of the Merger and Plan of Reorganization set forth in this Agreement.

          (i) Dissenting Shares. Not more than ten percent (10%) of the outstanding shares of AdZone Common Stock shall be "dissenting shares" within the definition of Section 623 of the New York Consolidated Laws.

          (j) Employment Agreements. Those executives of AdZone and AdZone Subsidiaries designated by Executive Help shall have entered into employment agreements on terms satisfactory to such executives or employees and their respective counsel and to Executive Help and its counsel. The Agreements are attached as Exhibit C.

          (k) Filing of Merger Agreement. The Plan and Agreement of Merger shall have been filed in the office of the Secretary of State or other office or each jurisdiction in which such filings are required in order for the Merger to become effective, or Executive Help shall have satisfied itself that all such filings will be or are capable of being made effective as of the Closing Date.

          (l)  AdZone's  Delivery  of  Updated  Schedules.   AdZone  shall  have
     delivered the Schedules, updated through the Closing Date.

          (m) Resignation of Alan M. Smith. Upon the signing of this agreement by all parties, Alan M. Smith shall resign as an officer and director of Executive Help, effective immediately. Mr. Smith shall not be required to return the shares of stock in Executive Help previously issued to him for his services to the company.


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7.       Condition Precedent to AdZone's Obligation to Close.
--       ----------------------------------------------------

     AdZone's obligation to consummate the Merger is subject to the satisfaction on or prior to the Closing Date of the following conditions:

     (a) Performance of Acts and Undertakings by Executive Help. Each of Executive Help's acts and undertakings to be performed on or before the Closing Date pursuant to this Agreement shall have been performed.

     (b) Certified Resolutions. Executive Help shall have furnished AdZone with certified copies of (1) resolutions duly adopted by the board of directors of Executive Help and authorizing and approving the execution and delivery of this Plan and Agreement of Merger and authorizing the consummation of the transactions contemplated by this Agreement, and (2) resolutions duly adopted by Executive Help adopting the plan of merger set forth in this Agreement.

     (c) Continued Accuracy of Executive Help's Representations and Warranties. The representations and warranties of Executive Help contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of that date; and AdZone shall have received at the closing a certificate, dated the Closing Date and executed on behalf of Executive Help by its president or any vice president, containing a representation and warranty to that effect.

     (d) Shareholder Vote. At least a majority of the outstanding shares of common stock of AdZone shall have been voted for the adoption of the Merger and Plan of Reorganization contemplated by this Agreement.

     (e) Opinion of Executive Help's Counsel Required. Executive Help shall have furnished AdZone with a favorable opinion of Blume Law Firm, P.C., counsel for Executive Help, which opinion shall be dated on the closing and is attached as Exhibit D and shall contain such information as required by counsel to AdZone.

8. Schedules.
-------------

     As soon as practicable, but in no event later than five (5) days after the date of this Agreement, AdZone shall deliver to Executive Help Schedules in the form attached to this Agreement as Exhibit E. Each such Schedule shall have been executed by or on behalf of AdZone and shall be accompanied by a copy of each document referred to in the Schedule. Pursuant to paragraph 6(k), all Schedules shall be updated through the effective date; however, the updating of the Schedules shall not relieve AdZone of its responsibility to indemnify Executive Help, as provided in paragraph 11, with respect to any information not disclosed in the original Schedules. Each matter disclosed in a Schedule shall be taken as relating only to that specific Schedule.

9.       Investigation by Executive Help.
--       --------------------------------

     Prior to the Closing Date, Executive Help may directly or through its representatives make such investigation of the assets and business of AdZone and its Subsidiaries (including, without limitation, confirmation of its cash, inventories, accounts, accounts receivable and liabilities, and investigation of its titles to and the condition of its property

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and equipment) as Executive Help deems necessary or advisable. The investigation shall not affect (1) AdZone's representations and warranties contained or provided for in this Agreement, (2) Executive Help's right to rely on those representations and warranties, or (3) Executive Help's right to terminate this Agreement as provided in this paragraph 9 and in paragraph 13. AdZone shall allow Executive Help and its representatives full access, at reasonable times after the date of execution of this Agreement, to the premises and to all the books, records, and assets of AdZone and its Subsidiaries, and AdZone's officers shall furnish to Executive Help such financial and operating data and other information with respect to the business and properties of AdZone and each AdZone Subsidiary as Executive Help shall from time to time reasonably request. Executive Help agrees not to disclose any confidential information obtained in the course of its investigation or use it for any purposes other than evaluation of AdZone and its Subsidiaries with respect to the contemplated merger.

     As soon as practicable, and in any event within 10 days after the receipt of (1) the last Schedule required to be delivered to Executive Help by AdZone pursuant to paragraph 8 and (2) any supporting documentation requested by Executive Help, Executive Help shall give AdZone notice if Executive Help has decided that it wishes to terminate this Agreement based on any information contained in any of the Schedules or obtained during the course of its investigation. The notice shall specify the information contained in the Schedules or obtained during the investigation on which Executive Help's decision to terminate is based. AdZone shall have 10 days after receipt of the notice to review that information with Executive Help. If Executive Help does not withdraw its notice within this 10-day period, then all further obligations of Executive Help and of AdZone under this Agreement shall terminate without further liability of Executive Help to AdZone or of AdZone to Executive Help, except their respective obligations to return documents as provided in paragraph
16. If Executive Help does not advise AdZone within the 10 day period specified in the first sentence above that it wishes to terminate this Agreement, Executive Help shall be deemed to be satisfied with the information relating to AdZone and its Subsidiaries contained in the Schedules and/or obtained during the course of its investigation, subject to Executive Help's rights concerning the continued accuracy of AdZone's warranties and representations set forth in paragraph 4.

10.       Survival of Representations, Warranties, and Indemnities.
---       ---------------------------------------------------------

     The representations, warranties, and indemnities included or provided for in this Agreement or in any Schedule or certificate or other document delivered pursuant to this Agreement shall survive the Closing Date for a period of four
(4) years. No claim may be made under this paragraph unless written notice of the claim is given within that 4-year period.

11. Indemnification.
--------------------

     Notwithstanding Executive Help's investigations of AdZone and its Subsidiaries before the Closing Date, and notwithstanding the fact that Executive Help may be deemed satisfied as to certain matters investigated by Executive Help, all as provided in paragraph 9, AdZone shall indemnify, defend, and hold Executive Help and each of its subsidiaries harmless, to the maximum extent, from and against any and all losses, liabilities, costs, expenses, judgments, assessments, penalties, damages, deficiencies, suits, actions, claims, proceedings, demands, and

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causes of action,  including but not limited to reasonable  attorney fees, court costs, and related expenses, that were caused by, arose as a result of, or arose with respect to any of the following:

     (a) Any inaccuracy in any  representation  or warranty or any breach of any
warranty  of  AdZone  under  this   Agreement  or  any  Schedule,   certificate,
instrument, or other document delivered pursuant to this Agreement;

     (b) Any failure of AdZone duly to perform or observe any term, provision, covenant, or agreement to be performed or observed by AdZone pursuant to this Agreement, and any Schedule, certificate, agreement, or other document entered into or delivered pursuant to this Agreement; or

     (c) Any inaccuracy whatsoever in the Balance Sheet, whether such losses were known or unknown to AdZone or its Subsidiaries; provided, however, that Executive Help and its subsidiaries shall not be indemnified and held harmless unless and until such damages, losses, and expenses exceed $100,000, in which event, Executive Help and its subsidiaries shall be indemnified and held harmless in full. All claims under this provision for indemnity shall be made within one year from the effective date.

12.  Establishment  of Escrow.
---  -------------  ----------

     Upon closing, the parties shall forthwith enter into an escrow to carry out the terms of this Agreement, and an Escrow shall be created consisting of the shares specified in paragraph 2. Blume Law Firm shall act as Escrow Holder.

     Escrow Holder shall hold and dispose of the Escrow shares in accordance with the Escrow Agreement attached hereto as Exhibit F. The parties to this Agreement understand and agree to the terms of the Escrow Agreement set forth as Exhibit F, which when duly executed shall be incorporated as part of this Agreement.

13. Further Assurances.
-----------------------

     Executive Help and AdZone each agrees that from time to time, as and when requested by the other, it will execute, acknowledge, deliver and file all proper deeds, assurances, assignments, bills of sale, assumptions and other documents, and do, or cause to be done, all other acts and things necessary or proper in order to vest, perfect, assure or confirm in Executive Help title to and possession of all the property, rights, privileges, powers, franchises, bank accounts, contracts, patents, copyrights, and stated liabilities of AdZone, or otherwise necessary or proper to carry out the intent and purposes of this Agreement.

14.  Termination  of this  Agreement.
---  -----------  -------  ----------

     In addition to the termination rights provided for in paragraph 9, this Agreement and the transactions contemplated under this Agreement may be terminated at any time prior to the Closing Date, either before or after the meeting of AdZone's shareholders:

     (a) By mutual consent of Executive Help and AdZone;


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     (b) By Executive Help if there has been a material  misrepresentation  or a material breach of warranty in AdZone's representations and warranties set forth in this Agreement or in any Schedule or certificate delivered pursuant to this Agreement;

     (c) By AdZone if there has been a material misrepresentation or a material breach of warranty in Executive Help's representations and warranties set forth in this Agreement;

     (d) By Executive Help or AdZone if either party shall have determined in its sole discretion that the transactions contemplated by this Agreement have become inadvisable or impracticable by reason of the institution or threat of institution, by governmental authorities (local, state, or federal) or by any other person, of material litigation or proceedings against either or both of the parties, it being understood and agreed that a written request by governmental authorities for information with respect to the proposed transactions, which information could be used in connection with such litigation or proceedings, may be deemed by Executive Help or AdZone to be a threat of material litigation or proceedings, whether such request is received before or after the date of this Agreement;

     (e) By Executive Help if it has determined that the business, assets, or financial condition of AdZone have been materially and adversely affected, whether by reason of changes, developments, or operations in the ordinary course of business or otherwise;

     (f) By AdZone or by Executive Help if the Effective Date referred to in paragraph 1.1 has not occurred by July 1, 2001; and

     (g) By AdZone if it has determined that the business, assets or financial conditions of Executive Help and its subsidiaries, taken as a whole, have been adversely affected, whether by reason of changes, developments, or operations in the ordinary course of business or otherwise.

15. Right to Proceed.
---------------------

     In the event that this Agreement is terminated pursuant to this paragraph 15 or paragraph 9, or because of the failure to satisfy any of the conditions specified in paragraph 6 or paragraph 7, all further obligations of Executive Help and of AdZone under this Agreement shall terminate without further liability of Executive Help to AdZone or AdZone to Executive Help, except for the obligations of both parties under paragraph 14 and of Executive Help under paragraph 16; provided, however, anything in this Agreement to the contrary notwithstanding, that if AdZone fails to furnish any of the Schedules referred to in paragraph 8 or fails to satisfy any of the conditions specified in paragraph 6, Executive Help shall nonetheless have the right in its discretion, to proceed with the transactions contemplated by this Agreement, and if Executive Help fails to satisfy any of the conditions specified in paragraph 7, AdZone shall nonetheless have the right, in its discretion, to proceed with the transactions contemplated by this Agreement.

16.      Return of Documents in Event of Termination.
---      --------------------------------------------

     In the event of the termination of this Agreement for any reason, Executive Help will return to AdZone all documents, work papers, and

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other materials (including copies) relating to the transactions  contemplated by this Agreement, whether obtained before or after execution of this Agreement. Executive Help will not use any information so obtained for any purpose, and will take all practicable steps to have such information kept confidential. In addition, all shares held in the Escrow shall be returned.

17.      Miscellaneous.
---      --------------

     (a) Amendments. At any time before or after approval and adoption by the shareholders of AdZone, this Agreement may be amended in any manner (except that the provisions of paragraph 2 may not be amended without the approval of the shareholders of AdZone) as may be determined in the judgment of the respective Boards of Directors of Executive Help and AdZone to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intentions of this Agreement.

     (b) Attorney Fees and Costs in Event of Termination. In the event of the termination of this Agreement for any reason, each party shall bear its own costs and expenses, including attorney fees.

     (c) Public Announcement. Neither Executive Help nor AdZone, without the consent of the other, shall make any public announcement or issue any press release with respect to this Agreement or the transactions contemplated by it, which consent shall not be unreasonably withheld.

     (d) Meeting of AdZone's Shareholders. AdZone shall take all necessary steps to call a meeting of its shareholders to be held within sixty (60) days from the date of this Agreement, which number of days includes adequate time for the preparation and mailing of proxy statements if applicable. In all proxy statements or other communications with the shareholders on this subject, AdZone's board of directors shall recommend to the shareholders that they adopt the plan of merger and approve the terms of this Agreement.

     (e) Covenant to Operate in the Ordinary Course. Between the date of this Agreement and the Closing Date, AdZone shall operate its business only in the ordinary course and in a normal manner consistent with past practice. During this period, AdZone shall not encumber any asset or enter into any transaction or make any commitment relating to its assets or business otherwise than in the ordinary course of its business (consistent with its prior practices), or take any action that would render inaccurate any representation or warranty contained in this Agreement or would cause a breach of any other covenant under this Agreement, without first obtaining the written consent of Executive Help.

     (f) Governing Law; Successors and Assigns; Counterparts; Entire Agreement. This Agreement (a) shall be construed under and in accordance with the laws of the state of Delaware; (b) shall be binding on and shall inure to the benefit of the parties to the Agreement and their respective successors and assigns; (c) may be executed in one or more counterparts, all of

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which shall be considered one and the same agreement, and shall become effective when one or more counterparts shall have been signed by each of the parties and delivered to Executive Help and AdZone; and (d) embodies the entire agreement and understanding, superseding all prior agreements and understandings between AdZone and Executive Help relating to the subject matter of this Agreement.

     (g) Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:


                                       12


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         To AdZone at:

                         AdZone Interactive, Inc.
                         211 Roanoke Avenue
                         Riverhead, New York 11901

         To Executive Help and its Subsidiary at:

                         Executive Help Services, Inc.
                         8930 East Raintree Drive, Suite 100
                         Scottsdale, Arizona 85260

         Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by their duly authorized officers and their corporate seals to be hereto affixed effective as of the date first written above.

                                                        ADZONE INTERACTIVE, INC.
                                                        a New York corporation

                                                        By:
                                                           ---------------------
                                                         John Cardona, President

ATTEST:

                          , Secretary
--------------------------
                                                   EXECUTIVE HELP SERVICES, INC.
                                                   a Delaware corporation

                                                   By:
                                                      --------------------------
                                                       Russell S. Ivy, President

ATTEST:

--------------------------
Alan M. Smith, Secretary

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